Exhibit 10.4
Service Properties Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634

September 14, 2020
Wells Fargo Bank, National Association, as Administrative Agent
One Wells Fargo Center
301 South College Street
Charlotte, North Carolina 28202
Attn: Anand J. Jobanputra
Ladies and Gentlemen:
Reference is made to that certain the Second Amended and Restated Credit Agreement, dated as of May 10, 2018, as amended by the First Amendment to Second Amended and Restated Credit Agreement, dated as of September 17, 2019, and by the Second Amendment to Second Amended and Restated Credit Agreement, dated as of May 8, 2020 (as so amended, the “Credit Agreement”) among Service Properties Trust, a real estate investment trust organized under the laws of the State of Maryland (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”), and to that certain Pledge Agreement, dated as of May 8, 2020, as amended by that certain Pledge Amendment, dated as of May 22, 2020, that certain Pledge Amendment, dated as of June 15, 2020, that certain Pledge Supplement No. 1, dated as of June 15, 2020, and that certain Pledge Amendment, dated as of September 14, 2020 (as so amended and supplemented, the “Pledge Agreement”), among the Borrower and certain Subsidiaries of the Borrower from time to time party thereto, as Pledgors, and the Administrative Agent. The terms defined in the Credit Agreement and the Pledge Agreement are used herein as therein defined, unless otherwise defined herein.

Pursuant to Section 7.14(d)(ii) of the Credit Agreement, the Borrower hereby requests that, as soon as practicable after the date hereof, but in no event later than September 28, 2020, the Administrative Agent release the Lien in favor of the Administrative Agent in the Pledged Interests of Banner NewCo LLC and SVCN 3 LLC (the “Released Pledged Interests”) under the Pledge Agreement. Please evidence the release of the Lien in favor of the Administrative Agent in the Released Pledged Interests by (i) executing a copy of this letter and returning it to the Borrower, (ii) returning the original share certificates representing the Released Pledged Interests to our counsel, Sullivan & Worcester LLP, One Post Office Square, Boston MA 02109, attn: Harry Ekblom, (iii) amending the UCC-1 financing statement filed with the Delaware Secretary of State naming the Administrative Agent as secured party and Banner NewCo LLC as debtor, to reflect the release of the Pledged Interests of SVCN 3 LLC from the Lien of the Pledge

Agreement, and (iv) amending the UCC-1 financing statement filed with the Maryland Secretary of State naming the Administrative Agent as secured party and the Borrower as debtor, to reflect the release of the Pledged Interests of Banner NewCo LLC from the Lien of the Pledge Agreement.

The Borrower confirms, as of the date hereof and as of the date of the release requested hereby, that (i) upon giving effect to such release, the Collateral Value Percentage will not exceed fifty percent (50%), and (ii) no Default or Event of Default has occurred and is continuing or would occur as a result of such release.

Very truly yours,

SERVICE PROPERTIES TRUST

By: /s/ Brian E. Donley
Brian E. Donley
Chief Financial Officer and Treasurer

Acknowledged and agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Anand J. Jobanputra
Name: Anand J. Jobanputra
Title: Senior Vice President

cc:    Wells Fargo Bank, National Association
2030 Main Street
Suite 800
Irvine, California 92614
Attn: Rhonda Friedly